Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Kathryn Grissom (317) 273-9284 or kathryn.grissom@elancoah.com

Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen.dekker@elancoah.com

Elanco Animal Health Reports Third Quarter 2022 Results

•	Third Quarter 2022 Financial Results

◦	Revenue of $1,028 million

◦	Reported Net Loss of $49 million, Adjusted Net Income of $96 million

◦	Adjusted EBITDA of $205 million or 19.9% of Revenue

◦	Reported EPS of $(0.10), Adjusted EPS of $0.20

◦	Net leverage ratio decreased to 5.2x Adjusted EBITDA

•	Updating full year 2022 guidance to reflect current assumptions:

◦	Revenue of $4,385 to $4,430 million

◦	Reported Net Loss of $(82) to $(57) million, Reported diluted EPS of $(0.17) to $(0.12)

◦	Adjusted EPS of $1.01 to $1.07, Adjusted EBITDA of $1,010 to $1,045 million

◦	Net leverage ratio expected at 5.2x to 5.3x Adjusted EBITDA at year-end 2022

•	Initiated submission for broad spectrum parasiticide to the U.S. FDA with approval expected in 12 to 18 months; expect approval of first SGLT-2 product for feline diabetes and conditional approval of first monoclonal antibody treatment for parvovirus by late 2022 or early 2023.

GREENFIELD, IN (November 8, 2022) - Elanco Animal Health Incorporated (NYSE: ELAN) today reported financial results for the third quarter of 2022, provided guidance for the fourth quarter of 2022, and updated guidance for the full year 2022.

“Elanco’s Innovation, Portfolio, and Productivity (IPP) strategy and leadership position in the animal health industry sets us up for sustained value creation. While we continued to face topline pressure in the third quarter, we delivered 5% adjusted EPS growth, expanded adjusted EBITDA margin by 120 basis points and reduced gross debt by nearly $170 million,” said Jeff Simmons, Elanco president and chief executive officer. “The Elanco team is focused on execution, – advancing the pipeline, driving market share, price growth, and accelerating our systems integration. Environmental conditions have worsened from our assumptions in August causing us to reduce our full year financial outlook to reflect additional foreign exchange headwinds, the global economic slowdown further impacting Europe and U.S. pet retail markets, and the continued impacts of COVID-19 lockdowns in China.”

“Importantly, our R&D team has made remarkable progress on the pipeline. We see a path toward five products with blockbuster potential approved in the U.S. by the first half of 2024 - Experior, which doubled revenue sequentially from the second quarter, our monoclonal antibody for canine parvovirus, our broad spectrum parasiticide, and our two dermatology assets. As we look to 2023 specifically, in addition to our parvovirus product, we expect approval for multiple innovative pet products, including Bexacat, the first SLGT-2 inhibitor product for feline diabetes and at least three OTC pet retail products.”

Financial Highlights

Third Quarter Results (dollars in millions, except per share amounts)	2022	2021	Change (%)	CER(1) Change (%)
Pet Health	$471	$527	(11)%	(7)%
Farm Animal	$545	$583	(7)%	0%
Cattle	$227	$250	(9)%	(4)%
Poultry	$176	$179	(2)%	6%
Swine	$95	$110	(14)%	(6)%
Aqua	$47	$44	7%	18%
Contract Manufacturing	$12	$21	(43)%	(36)%
Total Revenue	$1,028	$1,131	(9)%	(4)%
Reported Net Loss	$(49)	$(104)	53%
Adjusted EBITDA	$205	$211	(3)%
Reported EPS	$(0.10)	$(0.21)	52%
Adjusted EPS	$0.20	$0.19	5%

(1) CER = Constant Exchange Rate, representing the growth rate excluding the impact of foreign exchange rates.

Certain reclassifications of prior year farm animal species revenue have been made to conform to the current year's presentation.

Numbers may not add due to rounding.

In the third quarter of 2022, revenue was $1,028 million, a decrease of 9% on a reported basis, or a decrease of 4% excluding the unfavorable impact of foreign exchange rates, compared with the third quarter of 2021.

Pet Health revenue was $471 million, a decrease of 11% on a reported basis or a decrease of 7% excluding the unfavorable impact from foreign exchange rates, with a 4% increase from price in the quarter. The Advantage® Family of products contributed $101 million, representing a 17%, or $15 million, decline on a reported basis, and 13% decline excluding the unfavorable impact of foreign exchange rates. Seresto contributed $43 million, representing a 19%, or $8 million, decline on a reported basis and 14% decline excluding the unfavorable impact for foreign exchange rates. For the third quarter, excluding the unfavorable impact of foreign exchange rates, volume declines as a result of worsening global economic conditions impacting parasiticide products in Europe and U.S. retail channels as well as competitive pressure on certain parasiticide products, were partially offset by growth in our global pain portfolio.

Farm Animal revenue was $545 million, a decrease of 7% on a reported basis or flat excluding the unfavorable impact from foreign exchange rates, with a 3% increase from price. For the third quarter, excluding the unfavorable impact of foreign exchange rates, increased demand for poultry products and strength in the aqua portfolio was offset by supply constraints of certain U.S. cattle vaccines and a decline for swine in international markets, particularly in Asia.

Contract Manufacturing revenue was $12 million, a decrease of 43% or 36% when excluding the unfavorable impact from foreign exchange rates, driven primarily by the sale of manufacturing sites to TriRx.

Reported and adjusted gross profit was $556 million, or 54.1% of revenue in the third quarter of 2022. Gross profit as a percent of revenue declined 150 bps on a reported basis and 160 bps on an adjusted basis, primarily driven by inflation and unfavorable product mix, partially offset by productivity efforts across our manufacturing footprint and improved price.

Total operating expense was $376 million for the third quarter of 2022. Marketing, selling and administrative expenses decreased 13% to $298 million, and research and development expenses decreased 17% to $78 million. The decrease in total operating expenses was primarily driven by disciplined cost management across the business, cost savings realized as a result of 2021 restructuring activities, increases in R&D productivity, lower promotional spend and the impact of foreign exchange rates, partially offset by higher legal expenses.

Asset impairment, restructuring, and other special charges were $26 million in the third quarter of 2022, compared to $111 million in the third quarter of 2021. Charges recorded in the third quarter of 2022 primarily related to costs associated with the implementation of new systems, programs, and processes due to the integration of Bayer Animal Health. The integration go-live has been accelerated from mid-year 2023 to early in the second quarter of 2023.

Reported net interest expense of $60 million in the third quarter of 2022 was flat in comparison to the third quarter of 2021. The impact of the partial repayment of the company's senior notes in April 2022 was offset by the impact of rate increases on variable rate debt and debt extinguishment losses recorded upon the retirement of a portion of the company's Term Loan B. Adjusted net interest expense was $58 million, or a decline of $2 million compared to the third quarter of 2021.

The reported effective tax rate decreased to negative 17.1% in the third quarter of 2022 compared to 20.0% in the third quarter of 2021, primarily driven by the jurisdictional location of Elanco profits. The adjusted effective tax rate decreased from 23.5% in the third quarter of 2021 to 16.7% in the third quarter of 2022, primarily driven by the jurisdictional location of Elanco profits.

Net loss for the third quarter of 2022 was $49 million and $(0.10) per diluted share on a reported basis, compared with a net loss of $104 million and $(0.21) per diluted share for the same period in 2021. On an adjusted basis, net income for the third quarter of 2022 was $96 million, a 3% increase as compared to the third quarter of 2021, or $0.20 per diluted share, a 5% increase compared with the same period in 2021.

Adjusted EBITDA was $205 million in the third quarter of 2022, a decrease of 3% compared to the third quarter of 2021. Adjusted EBITDA as a percent of revenue was 19.9% compared with 18.7% for the third quarter of 2021, an increase of 120 basis points.

Working Capital and Balance Sheet

Cash flow from operations was $189 million in the third quarter of 2022 compared to $89 million in the third quarter of 2021. The increase in cash from operations in the third quarter of 2022 reflects a lower reported net loss and the benefit of a net $73 million cash interest rate swap settlement. The settlement provided a cash benefit in the third quarter of 2022 that will negatively impact operating cash flow over the next four years as this cash acceleration reverses.

As of September 30, 2022, Elanco’s net leverage ratio was 5.2x adjusted EBITDA, a decrease of 0.1x compared to June 30, 2022, driven by lower net debt and better adjusted EBITDA. Elanco expects net leverage to be between 5.2x and 5.3x adjusted EBITDA at year end.

For further detail of non-GAAP measures, see the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information tables later in this press release.

Select Business Highlights Since the Last Earnings Call

•	Initiated the submission of a broad spectrum parasiticide product to the U.S. FDA, with an expected approval in 12 to 18 months.

•	Launched Advantage XD Cat in the U.S., an over-the-counter topical solution that provides two months of flea protection in a single application.

•	Released 2021 Environmental, Social and Governance Report Highlighting Progress on Healthy Purpose™ Goals.

Financial Guidance

Elanco is updating financial guidance for the full year 2022, summarized in the following table:

2022 Full Year (dollars in millions, except per share amounts)	August Guidance			November Guidance
Revenue	$4,465	to	$4,550	$4,385	to	$4,430
Reported Net Income (Loss)	$(48)	to	$(15)	$(82)	to	$(57)
Adjusted EBITDA	$1,060	to	$1,100	$1,010	to	$1,045
Reported EPS	$(0.10)	to	$(0.03)	$(0.17)	to	$(0.12)
Adjusted EPS	$1.06	to	$1.13	$1.01	to	$1.07

Elanco is reducing and tightening its full year revenue guidance range by approximately $100 million at the midpoint to reflect worsening macro-economic and environmental pressures compared to its expectations in August, including the continued strength of the U.S. dollar, economic impacts from China's continued COVID-19 lockdowns and the impact of the global economic slowdown on Europe and U.S. pet retail markets. For the full year 2022, the unfavorable impact of foreign exchange rates is expected to be approximately $225 million, or 5%, compared to 2021, an incremental $20 million compared to August guidance. The company has updated its guidance for reported net income, adjusted EBITDA, reported EPS and adjusted EPS to reflect the expected impact of the strengthening U.S. dollar and reduction in revenue.

“Our reduction in revenue guidance of $100 million dollars reflects our updated assumptions on environmental conditions. In Europe, our business increased 1% in the first half of 2022, but declined 9% in the third quarter because of the economic slowdown in the region impacting consumer behavior. In August, we expected China to decline 1% for the full year but the impact of continued COVID-19 lockdowns and protein producer profitability pressures have led us to update our outlook to be a 16% to 18% decline. Despite these current global economic challenges, and the unfavorable impact of foreign exchange rates, we remain confident in our ability to expand margins over time, generate cash to pay down debt, and bring differentiated innovation to the market,” said Todd Young, executive vice president and Chief Financial Officer.

Additionally, Elanco is providing financial guidance for the fourth quarter of 2022, summarized in the following table:

2022 Fourth Quarter (dollars in millions, except per share amounts)	Guidance
Revenue	$955	to	$1,000
Reported Net Income (Loss)	$(59)	to	$(34)
Adjusted EBITDA	$165	to	$200
Reported EPS	$(0.12)	to	$(0.07)
Adjusted EPS	$0.10	to	$0.16

For the fourth quarter of 2022, the company anticipates a revenue headwind of approximately $70 million from the unfavorable impact of foreign exchange rates compared to the fourth quarter of 2021.

The financial guidance reflects foreign exchange rates as of late October 2022.

Further details on guidance, including GAAP reported to non-GAAP adjusted reconciliations, are included in the financial tables of this press release and will be discussed on the company's conference call this morning.

WEBCAST & CONFERENCE CALL DETAILS

Elanco will host a webcast and conference call at 8:00 a.m. Eastern time today, during which company executives will review third quarter financial and operational results, discuss fourth quarter and full year 2022 financial guidance, and respond to questions from analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company's website, at https://investor.elanco.com/investor/events-and-presentations.

ABOUT ELANCO

Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders, and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ Sustainability/ESG framework – all to advance the health of animals, people and the planet. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements concerning product launches and revenue from such products, our 2022 full year and fourth quarter guidance and long-term expectations, our expectations regarding debt levels, and expectations regarding our industry and our operations, performance and financial condition, and including, in particular, statements relating to our business, growth strategies, distribution strategies, product development efforts and future expenses.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national, or global political, economic, business, competitive, market, and regulatory conditions, including but not limited to the following:

•	heightened competition, including from generics;

•	the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;

•	changes in regulatory restrictions on the use of antibiotics in farm animals;

•	our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;

•	consolidation of our customers and distributors;

•	an outbreak of infectious disease carried by farm animals;

•	the impact on our operations, the supply chain, customer demand, and our liquidity as a result of the COVID-19 global health pandemic;

•	the potential impact on our business and global economic conditions resulting from the conflict involving Russia and Ukraine;

•	the success of our R&D and licensing efforts;

•	misuse, off-label or counterfeiting use of our products;

•	unanticipated safety, quality or efficacy concerns and the impact of identified concerns associated with our products;

•	fluctuations in our business results due to seasonality and other factors;

•	the impact of weather conditions and the availability of natural resources;

•	risks related to the modification of foreign trade policy;

•	risks related to currency rate fluctuations;

•	our dependence on the success of our top products;

•	the impact of customer exposure to rising costs and reduced customer income;

•	the lack of availability or significant increases in the cost of raw materials;

•	use of alternative distribution channels and the impact of increased or decreased sales to our channel distributors resulting in fluctuation in our revenues;

•	risks related to the write down of goodwill or identifiable intangible assets;

•	risks related to the evaluation of animals;

•	manufacturing problems and capacity imbalances;

•	the impact of litigation, regulatory investigations, and other legal matters, including the risk to our reputation and the risk that our insurance policies may be insufficient to protect us from the impact of such matters;

•	actions by regulatory bodies, including as a result of their interpretation of studies on product safety;

•	risks related to tax expense or exposure;

•	risks related to environmental, health and safety laws and regulations;

•	risks related to our presence in foreign markets;

•	challenges to our intellectual property rights or our alleged violation of rights of others;

•	our dependence on sophisticated information technology and infrastructure and the impact of breaches of our information technology systems;

•	the impact of increased regulation or decreased financial support related to farm animals;

•	adverse effects of labor disputes, strikes, work stoppages, and the loss of key personnel or highly skilled employees;

•	risks related to underfunded pension plan liabilities;

•	our ability to complete acquisitions and successfully integrate the businesses we acquire, including KindredBio and the animal health business of Bayer (Bayer Animal Health);

•	the effect of our substantial indebtedness on our business, including restrictions in our debt agreements that will limit our operating flexibility; and

•	risks related to certain governance provisions in our constituent documents.

For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.

Use of Non-GAAP Financial Measures:

We use non-GAAP financial measures, such as revenue excluding the impact of foreign exchange rate effects, adjusted constant currency revenue growth, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted EPS, adjusted gross profit, adjusted gross margin and net debt leverage to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.

We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to U.S. GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations. These non-GAAP measures are not, and should not be viewed as, substitutes for U.S. GAAP reported measures. We encourage investors to review our unaudited condensed consolidated and combined financial statements in their entirety and caution investors to use U.S. GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.

Availability of Certain Information

We use our website to disclose important company information to investors, customers, employees and others interested in Elanco. We encourage investors to consult our website regularly for important information about Elanco.

Elanco Animal Health Incorporated

Unaudited Condensed Consolidated Statements of Operations

(Dollars and shares in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$1,028	$1,131	$3,430	$3,652
Costs, expenses, and other:
Cost of sales	472	502	1,465	1,622
Research and development	78	94	241	277
Marketing, selling, and administrative	298	342	961	1,075
Amortization of intangible assets	128	141	398	417
Asset impairment, restructuring, and other special charges	26	111	158	518
Interest expense, net of capitalized interest	60	60	179	181
Other expense, net	8	11	17	8
Income (loss) before income taxes	$(42)	$(130)	$11	$(446)
Income taxes	7	(26)	34	(71)
Net loss	$(49)	$(104)	$(23)	$(375)
Loss per share:
Basic	$(0.10)	$(0.21)	$(0.05)	$(0.77)
Diluted	$(0.10)	$(0.21)	$(0.05)	$(0.77)
Weighted average shares outstanding:
Basic	488.4	487.3	488.3	487.1
Diluted	488.4	487.3	488.3	487.1

Elanco Animal Health Incorporated

Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information

(Unaudited)

(Dollars and shares in millions, except per share data)

We define adjusted gross profit as total revenue less adjusted cost of sales and adjusted gross margin as adjusted gross profit divided by total revenue.

We define adjusted net income as net income (loss) excluding amortization of intangible assets, purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs, tax valuation allowances and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define adjusted EBITDA as net income (loss) adjusted for interest expense (income), which includes debt extinguishment losses, income tax expense (benefit), and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations.

We define adjusted EPS as adjusted net income divided by the number of weighted average shares outstanding for the periods ended September 30, 2022 and 2021.

We define net debt as gross debt less cash and cash equivalents on the balance sheet. We define gross debt as the sum of the current portion of long-term debt and long-term debt excluding unamortized debt issuance costs. We define the net leverage ratio as gross debt less cash and cash equivalents divided by adjusted EBITDA. This calculation does not include Term Loan B covenant-related adjustments that reduce this leverage ratio.

The following is a reconciliation of GAAP Reported for the three months ended September 30, 2022 and 2021 to Selected Non-GAAP Adjusted information:

	Three Months Ended September 30, 2022			Three Months Ended September 30, 2021
	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)
Cost of sales (1)	$472	$—	$472	$502	$1	$501
Amortization of intangible assets	$128	$128	$—	$141	$141	$—
Asset impairment, restructuring and other special charges (2) (3)	$26	$26	$—	$111	$111	$—
Interest expense, net of capitalized interest (4)	$60	$2	$58	$60	$—	$60
Other (income) expense, net (5) (6)	$8	$0	$8	$11	$(1)	$12
Income (loss) before taxes	$(42)	$156	$114	$(130)	$252	$122
Provision for taxes (7) (8)	$7	$(11)	$18	$(26)	$(55)	$29
Net income (loss)	$(49)	$145	$96	$(104)	$197	$93
Earnings (loss) per share:
basic	$(0.10)	$0.30	$0.20	$(0.21)	$0.40	$0.19
diluted	$(0.10)	$0.29	$0.20	$(0.21)	$0.40	$0.19
Adjusted weighted average shares outstanding:
basic	488.4	488.4	488.4	487.3	487.3	487.3
diluted (9)	488.4	492.0	492.0	487.3	489.0	489.0

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)	The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the three months ended September 30, 2022 and 2021 include the following:

(1)	2021 excludes amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health resulting from the delayed purchase of certain entities ($1 million).

(2)	2022 excludes charges associated with integration efforts and external costs related to the acquisitions of Bayer Animal Health and KindredBio ($27 million), partially offset by an adjustment related to asset write-downs ($1 million).

(3)	2021 excludes charges associated with integration efforts and external costs related to the acquisitions of Bayer Animal Health and KindredBio, and charges primarily related to independent stand-up costs and other related activities ($30 million), a charge associated with the settlement of a liability for future royalty and milestone payments triggered in connection with our acquisition of KindredBio ($26 million), costs associated with the sale of our manufacturing site in Shawnee, Kansas ($1 million), asset impairments ($50 million), asset write-downs ($6 million), and the settlement of a legal matter ($8 million), partially offset by curtailment gains recognized due to the remeasurement our pension benefit obligations resulting from workforce reductions associated with our recent restructuring programs ($9 million) and a favorable adjustment from reversals for severance programs that are no longer active ($2 million).

(4)	2022 excludes the debt extinguishment losses recorded in connection with the early repayment of our Term Loan B ($2 million).

(5)	2022 excludes the impact of hyperinflationary accounting related to Turkey ($2 million), fully offset by up-front payments received in relation to license and asset assignment agreements ($2 million).

(6)	2021 excludes an adjustment to a loss that was previously recorded in relation to the divestiture of products ($1 million).

(7)	2022 represents the income tax expense associated with the adjusted items, as well as a decrease in the valuation allowance recorded against our deferred tax assets during the period ($2 million).

(8)	2021 represents the income tax expense associated with the adjusted items, as well as a net decrease in the valuation allowance recorded against our U.S. deferred tax assets during the period ($2 million).

(9)	During the three months ended September 30, 2022 and 2021, we reported a GAAP net loss and thus potential dilutive common shares were not assumed to have been issued since their effect is anti-dilutive. During the same periods, we reported non-GAAP net income. As a result, potential dilutive common shares would not have an anti-dilutive effect, and diluted weighted average shares outstanding for purposes of calculating adjusted EPS include 3.6 million and 1.7 million, respectively, of common stock equivalents.

	Q3 2022	Q3 2021
As reported diluted EPS	$(0.10)	$(0.21)
Cost of sales	—	0.00
Amortization of intangible assets	0.26	0.29
Asset impairment, restructuring and other special charges	0.05	0.23
Interest expense, net of capitalized interest	0.00	—
Other (income) expense, net	0.00	0.00
Subtotal	0.32	0.52
Tax impact of adjustments (1) (2)	(0.02)	(0.11)
Total adjustments to diluted EPS	$0.29	$0.40

Adjusted diluted EPS (3)	$0.20	$0.19

Numbers may not add due to rounding.

(1) 2022 includes the unfavorable adjustment relating to the decrease in the valuation allowance recorded against our deferred tax assets (impact of less than $0.01 per share) during the three months ended September 30, 2022.

(2) 2021 includes the unfavorable adjustment relating to the net decrease in the valuation allowance recorded against our U.S. deferred tax assets (impact of less than $0.01 per share) during the three months ended September 30, 2021.

(3) Adjusted diluted EPS is calculated as the sum of as reported diluted EPS and total adjustments to diluted EPS.

The following is a reconciliation of GAAP Reported for the nine months ended September 30, 2022 and 2021 to Selected Non-GAAP Adjusted information:

	Nine Months Ended September 30, 2022			Nine Months Ended September 30, 2021
	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)
Cost of sales (1)	$1,465	$—	$1,465	$1,622	$64	$1,558
Amortization of intangible assets	$398	$398	$—	$417	$417	$—
Asset impairment, restructuring and other special charges (2) (3)	$158	$158	$—	$518	$518	$—
Interest expense, net of capitalized interest (4)	$179	$19	$160	$181	$—	$181
Other (income) expense, net (5) (6)	$17	$(1)	$18	$8	$(9)	$17
Income (loss) before taxes	$11	$574	$585	$(446)	$990	$544
Provision for taxes (7) (8)	$34	$(101)	$135	$(71)	$(206)	$135
Net income (loss)	$(23)	$473	$450	$(375)	$784	$409
Earnings (loss) per share:
basic	$(0.05)	$0.97	$0.92	$(0.77)	$1.61	$0.84
diluted	$(0.05)	$0.96	$0.91	$(0.77)	$1.60	$0.84
Adjusted weighted average shares outstanding:
basic	488.3	488.3	488.3	487.1	487.1	487.1
diluted (9)	488.3	492.1	492.1	487.1	488.6	488.6

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)	The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the nine months ended September 30, 2022 and 2021 include the following:

(1)	2021 excludes amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health ($64 million).

(2)	2022 excludes charges associated with integration efforts and external costs related to the acquisitions of Bayer Animal Health and KindredBio ($77 million), a nonrecurring charge for acquired IPR&D with no alternative future use that we recorded upon the initial consolidation of a variable interest entity that is not a business ($59 million), the finalization of a write-down charge associated with the sale of our manufacturing site in Speke, U.K. ($28 million), a measurement period adjustment to the consideration transferred and charge associated with the settlement of a liability for future royalty and milestone payments that was triggered in connection with the acquisition of KindredBio ($2 million), and facility exit costs ($2 million), partially offset by adjustments resulting from the reversal of severance accruals ($9 million) and an adjustment related to asset write-downs ($1 million).

(3)	2021 excludes charges associated with integration efforts and external costs related to the acquisition of Bayer Animal Health and KindredBio, and charges primarily related to independent stand-up costs and other related activities ($141 million), a charge associated with the settlement of a liability for future royalty and milestone payments triggered in connection with our acquisition of KindredBio ($26 million), costs associated with the sale of our manufacturing sites in Shawnee, Kansas and Speke, U.K. and other business development transactions ($4 million), severance accruals net of reversals ($26 million), asset impairments ($63 million), and asset write-downs ($275 million) and the settlement of a legal matter ($8 million), partially offset by curtailment gains recognized due to the remeasurement our pension benefit obligations resulting from workforce reductions associated with our recent restructuring programs ($26 million).

(4)	2022 excludes the debt extinguishment losses recorded in connection with the early repayment of our 4.272% Senior Notes due August 28, 2023 and our Term Loan B ($19 million).

(5)	2022 excludes the gain recognized on the disposal of the microbiome R&D platform ($3 million) and up-front payments received in relation to license and asset assignment agreements ($2 million), partially offset by the impact of hyperinflationary accounting related to Turkey ($4 million).

(6)	2021 excludes up-front payments received and equity issued to us in relation to license and asset assignment agreements ($9 million).

(7)	2022 represents the income tax expense associated with the adjusted items and the reversal of tax expense that was previously stranded in accumulated other comprehensive income due to the interest rate swap settlement ($17 million), partially offset by a net increase in the valuation allowance recorded against our deferred tax assets during the period ($4 million).

(8)	2021 represents the income tax expense associated with the adjusted items, partially offset by a net increase in the valuation allowance recorded against our U.S. deferred tax assets during the period ($2 million).

(9)	During the nine months ended September 30, 2022 and 2021, we reported a GAAP net loss and thus potential dilutive common shares were not assumed to have been issued since their effect is anti-dilutive. During the same period, we reported non-GAAP net income. As a result, potential dilutive common shares would not have an anti-dilutive effect, and diluted weighted average shares outstanding for purposes of calculating adjusted EPS include 3.8 million and 1.5 million, respectively, of common stock equivalents.

	YTD 2022	YTD 2021
As Reported EPS	$(0.05)	$(0.77)
Cost of sales	—	0.13
Amortization of intangible assets	0.81	0.85
Asset impairment, restructuring and other special charges	0.32	1.06
Interest expense, net of capitalized interest	0.04	—
Other (income) expense, net	0.00	(0.02)
Subtotal	1.17	2.03
Tax impact of adjustments (1) (2)	(0.21)	(0.42)
Total Adjustments to EPS	$0.96	$1.60

Adjusted EPS (3)	$0.91	$0.84

Numbers may not add due to rounding.

(1)	2022 includes the unfavorable adjustment relating to the reversal of tax expense that was previously stranded in accumulated other comprehensive income due to the interest rate swap settlement (impact of $0.03 per share) and the favorable adjustment relating to the increase in the valuation allowance recorded against our deferred tax assets (impact of $0.01 per share) during the nine months ended September 30, 2022.

(2)	2021 includes the favorable adjustment relating to the increase in the valuation allowance recorded against our U.S. deferred tax assets during the nine months ended September 30, 2021 (impact of less than $0.01 per share).

(3)	Adjusted EPS is calculated as the sum of As Reported EPS and Total Adjustments to EPS.

For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with U.S. GAAP and its reconciliation to net income, enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors. The following is a reconciliation of U.S. GAAP net income for the three and nine months ended September 30, 2022 and 2021 to EBITDA, adjusted EBITDA, and adjusted EBITDA Margin, which is adjusted EBITDA divided by total revenue, for the respective periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Reported net loss	$(49)	$(104)	$(23)	$(375)
Net interest expense	60	60	179	181
Income tax expense (benefit)	7	(26)	34	(71)
Depreciation and amortization	167	170	514	542
EBITDA	$184	$100	$703	$277
Non-GAAP adjustments:
Cost of sales	$—	$1	$—	$64
Asset impairment, restructuring and other special charges	26	111	158	518
Other (income) expense, net	—	(1)	(1)	(9)
Accelerated depreciation and amortization (1)	(5)	—	(15)	(5)
Adjusted EBITDA	$205	$211	$845	$845
Adjusted EBITDA margin	19.9%	18.7%	24.6%	23.1%

Numbers may not add due to rounding.

(1) Represents depreciation and amortization of certain assets that was accelerated during the three and nine months ended September 30, 2022 and 2021. This amount must be added back to arrive at adjusted EBITDA because it is included in asset impairment, restructuring and other special charges but it has already been excluded from EBITDA in the "Depreciation and amortization" row above.

The following is a reconciliation of gross debt to net debt as of September 30, 2022:

Long-term debt	5,507
Current portion of long-term debt	394
Less: Unamortized debt issuance costs	(68)
Total gross debt	5,969
Less: Cash and cash equivalents	460
Net Debt	5,509

Elanco Animal Health Incorporated

Guidance

Reconciliation of 2022 full year reported EPS guidance to 2022 adjusted EPS guidance is as follows:

	Full Year 2022 Guidance
Reported loss per share	$(0.17)	to	$(0.12)
Amortization of intangible assets		$1.07
Asset impairment, restructuring, and other special charges(1)	$0.39	to	$0.40
Other expense, net		$0.04
Subtotal	$1.50	to	$1.51
Tax impact of adjustments	$(0.33)	to	$(0.32)
Total adjustments to EPS		$1.18
Adjusted earnings per share(2)	$1.01	to	$1.07

Numbers may not add due to rounding.

(1) Asset impairment, restructuring, and other special charges adjustments primarily relate to integration efforts of acquired businesses, including the animal health business of Bayer, and IPR&D related to the feline diabetes care asset Elanco licensed during the second quarter of 2022.

(2) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2022 full year reported net loss to adjusted EBITDA guidance is as follows:

$ millions	Full Year 2022 Guidance
Reported net loss	$(82)	to	$(57)
Net interest expense		Approx. $245
Income tax benefit	$(9)	to	$(5)
Depreciation and amortization		Approx. $680
EBITDA	$836	to	$865
Non-GAAP adjustments
Asset impairment, restructuring, and other special charges		Approx. $195
Accelerated depreciation and amortization		Approx. $(20)
Other income, net		$2
Adjusted EBITDA	$1,010	to	$1,045
Adjusted EBITDA margin	23.0%	to	23.6%

Reconciliation of 2022 fourth quarter reported EPS guidance to 2022 fourth quarter adjusted EPS guidance is as follows:

	Fourth Quarter 2022 Guidance
Reported earnings (loss) per share	$(0.12)	to	$(0.07)
Amortization of intangible assets		$0.26
Asset impairment, restructuring, and other special charges (1)	$0.07	to	$0.08
Other expense, net		$0.01
Subtotal	$0.34	to	$0.35
Tax impact of adjustments		$(0.12)
Total adjustments to EPS		$0.22
Adjusted earnings per share (2)	$0.10	to	$0.16

Numbers may not add due to rounding.

(1) Asset impairment, restructuring, and other special charges adjustments are related to integration efforts, including the acquisition of the animal health business of Bayer.

(2) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2022 fourth quarter reported net loss to 2022 fourth quarter adjusted EBITDA guidance is as follows:

$ millions	Fourth Quarter 2022 Guidance
Reported net income (loss)	$(59)	to	$(34)
Net interest expense		Approx. $70
Income tax provision	$(43)	to	$(39)
Depreciation and amortization		Approx. $170
EBITDA	$132	to	$161
Non-GAAP adjustments
Asset impairment, restructuring, and other special charges		Approx. $25
Accelerated depreciation and amortization		Approx. $(5)
Other expense, net		$3
Adjusted EBITDA	$165	to	$200
Adjusted EBITDA margin	17.3%	to	20.0%